Exhibit 10.42

DATE

Dear __________:

Kemper Corporation (“Company”) considers you to be a valued employee of the “Employer” (as defined below). In recognition of the value of your continued services to the Employer, the Company’s shareholders and other relevant constituencies, the Company proposes the following agreement (“Agreement”) to provide you with certain severance payments and benefits if your employment terminates in connection with a “Change in Control” (as defined below) under specified circumstances.
ARTICLE I

DEFINITIONS
1.1    Definitions
Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth in this Section, certain other capitalized terms being defined elsewhere in this Agreement:
(a)     “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
(b)     “Annual Bonus” shall mean the higher of (i) the amount paid to you as your annual bonus for the prior calendar year, or, if greater, the calendar year prior to the Change in Control, or (ii) { ALTERNATIVES: [110] [150] } % of your annual base salary as in effect immediately prior to your Qualifying Termination, without regard to any decrease in such salary which would give rise to Good Reason.
(c)    “Annualized Compensation” shall mean your rate of annual base salary as in effect immediately prior to your Qualifying Termination, without regard to any decrease in such salary which would give rise to Good Reason plus an amount equal to your “Annual Bonus.”
(d)    “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.
(e)    “Board of Directors” shall mean the Board of Directors of the Company, or any successor thereto.

(f)    A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its Subsidiaries or Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or
(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or any of its Subsidiaries or Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
(iv)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

(g)     “Code” shall mean the Internal Revenue Code of 1986, as amended.
(h)     “Company” shall mean Kemper Corporation, a Delaware corporation, and any successor as provided in Article IV.
(i)    “Confidential Information” shall mean any and all confidential information, including without limitation any negotiations or agreements between the Company or its Affiliates and third parties, business and marketing plans and related materials, training materials, financial information, plans, executive summaries, capitalization tables, budgets, and unpublished financial statements; costs, prices, and licenses; employee, customer, supplier, shareholder, partner or investor lists and/or data, products, technology, know-how, business processes and business data, inventions, designs, patents, trademarks, copyrights, trade secrets and business models; notes, sketches, flow charts, formulas, blueprints, and elements thereof; databases, compilations, and other intellectual property, whether written or otherwise, shall be deemed “Confidential Information. Some or all of the Confidential Information may also be entitled to protection as a “trade secret” under applicable state or federal law.
(j)    “Disability” shall mean a physical or mental condition entitling you to benefits under the applicable long-term disability plan of the Company or any of its Subsidiaries or Affiliates, or if no such plan exists, causing you to be unable to substantially perform your duties with the Employer for at least 6 months in any 12-month period.
(k)    “Employer” shall mean the Company or any Subsidiary or Affiliate of the Company by which you are employed.
(l)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(m)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n)     “Good Reason” shall mean the occurrence after any Change in Control, or prior to a Change in Control under the circumstances described in clause (ii) of the first sentence of the final paragraph of Section 2.1 hereof (treating all references to a “Change in Control” in paragraphs (i) through (iii) below as references to a “Potential Change in Control”), of any one or more of the following events without your express written consent:
(i)    a reduction in your base salary as in effect immediately prior to the Change in Control, or a material reduction in the compensation and benefit plans, arrangements, policies and procedures, taken as a whole, provided to you from those, taken as a whole, provided to you immediately prior to the Change in Control;
(ii)    a material reduction in your job authority and responsibility as in effect immediately prior to the Change in Control;

(iii)    the Employer requires you to change the location of your job or office, so that you will be based at a location more than thirty miles from the location of your job or office immediately prior to the Change in Control;
(iv)    a successor company fails or refuses to assume the Company’s obligations under this Agreement, as required by Article IV hereof; or
(v)    any purported termination of your employment which is not effected pursuant to the terms of Section 7.5 hereof.
Notwithstanding any of the foregoing to the contrary, a termination by you shall not constitute termination for Good Reason unless you shall first have delivered to the Employer written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than ninety (90) days after the occurrence of such event), and the Employer failed to take appropriate corrective action with regard to such occurrence claimed to constitute Good Reason for your resignation within thirty (30) days following your notification of such occurrence.
(o)    “Just Cause” shall mean, with respect to a termination of your employment with the Employer, (i) your engagement in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company, your credibility and reputation no longer conform to the standard of the Company’s executives, (ii) your egregious violation of a material provision of the Company’s Code of Business Conduct and Ethics, or (iii) your conviction or entry of a plea of guilty or “nolo contenere” for the commission of a felony.
(p)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries or Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries or Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (v) any individual, entity or group whose ownership of securities of the Company is reported on Schedule 13G pursuant to Rule 13d-1 promulgated under the Exchange Act (but only for so long as such ownership is so reported) or (vi) Singleton Group LLC or any successor in interest to such entity.
(q)    A “Potential Change in Control” shall be deemed to occur in the event that (a) the Company enters into an agreement, the consummation of which would result in a Change in Control, (b) the Company or any Person publicly announces an intention to take or to consider taking action which, if consummated, would constitute a Change in Control, (c) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its Subsidiaries or Affiliates) or (d) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
(r)    “Qualifying Termination” shall mean a termination of employment pursuant to Section 2.1 entitling you to a Severance Payment pursuant to the terms of this Agreement.
(s)     “Separation from Service” shall mean a separation from service as defined in Code section 409A and the applicable regulations thereunder, without giving effect to any elective provisions that may be available under such definition except that in determining whether there is a separation from service with the employer, the employer shall be determined as follows:
(i)    In applying Code section 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code section 1563(a)(1), (2) and (3); and
(ii)    In applying Treas. Reg. section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. section 1.414(c)-2.

(t)	“Severance Payment” shall mean the payment described in Section 2.2.

(u)	“Subsidiary” shall mean any entity at least 50% of the voting securities of which are Beneficially Owned by the Company.
ARTICLE II

SEVERANCE PAYMENTS
2.1    Right to Severance Payment
You shall be entitled to receive a Severance Payment from the Company in the amount provided in Section 2.2 if the following circumstances apply:
(a)    (i) there has been a Change in Control, (ii) you are an active employee at the time of the Change in Control, and (iii) within two years from and including the date of the Change in Control, your employment is terminated by the Employer for any reason (other than Just Cause or your death or Disability), or you terminate your employment for Good Reason;
(b)    you execute a separate release agreement, in substantially the form attached as Exhibit 1 hereto (“Release Agreement”), subject to applicable law in effect at the time of execution, in accordance with the terms and timing set forth therein; and

(c)    you abide by the following restrictive covenant obligations:
(i)    Non-Disclosure Obligation: In order to facilitate your exposure and access to Confidential Information for purposes of carrying out your job duties on behalf of the Company and the Employer, you agree to treat and hold the Confidential Information in the strictest confidence. You further agree that, without the Company’s prior written consent, or as required by law, you will not provide copies of or otherwise disclose the Confidential Information to any person including, but not limited to, the media, any corporation, partnership, group, individual or other entity, except as required to carry out your job duties on behalf of the Company and the Employer. You further agree not to exploit or make use, directly or indirectly, of such Confidential Information without the express written consent of the Company, except to carry out your job duties on behalf of the Company and the Employer. You understand that this obligation survives beyond the termination of your employment.
(ii)    No Rights To Confidential Information: It is understood and agreed that the disclosure of the Confidential Information by the Company and the Employer shall not grant you any express, implied or other license or rights to the Confidential Information, patents or trade secrets of the Company or any of its Affiliates, whether or not patentable, nor shall it constitute or be deemed to create a partnership, joint venture or other undertaking. Further, you agree not to remove or otherwise alter any of the trademarks or service marks, serial numbers, logos, copyrights, notices or other proprietary notices or indicia, if any, fixed or attached to Confidential Information or any part thereof. You shall not reverse-engineer, decompile, attempt to derive independently, or disassemble any and all Confidential Information and technology disclosed during your employment and shall not remove, overprint or deface any notice of confidentiality, copyright, trademark, logo, legend or other notices of ownership or confidentiality from any originals or copies of Confidential Information.
(iii)    Return of Confidential Information: Upon the request of the Company at any time, you will cease using and return to the Company (or, to the extent agreed to in writing by the Company, delete) the Confidential Information and all copies, summaries and extracts thereof (including without limitation any notes, memoranda, notebooks, drawings, records, reports, files, documented source and object codes and other documents and all copies or reproductions of such materials) in your possession or under your control, whether prepared by you or others.
(iv)    Proprietary Rights and Assignment Agreement: You hereby confirm that: (i) you do not have any proprietary rights, including, without limitation, copyright or other right, relating to any idea, product or any other development of the Company or its Affiliates, and that all such respective rights belong exclusively to the Company and its Affiliates, and (ii) that all rights, title and interest in and to development and/or products, including, but not limited to, trade secrets,

Confidential Information, know-how, patents and other rights in connection therewith developed by you or obtained by you from, for or on behalf of the Company or its Affiliates, or with the contribution of your efforts and created during the term of your relationship with the Company and its Affiliates, are hereby assigned to the Company, and shall be the sole and exclusive property of the Company and/or its applicable Affiliates. You shall execute all documents necessary to assign any patents to the Company and otherwise transfer such proprietary rights to the Company.
(v)    Non-Disparagement: You agree not to make statements to clients, policyholders, suppliers or other business partners of the parties released pursuant to the Release Agreement (“Released Parties”) or to other members of the public that are in any way disparaging or negative towards the Released Parties or their products and services.
(iv)    Injunctive Relief: Finally, you acknowledge that money damages would not be a sufficient remedy for any breach of the terms of Sections 2.1(b) or (c) and that the Company and its applicable Affiliates shall be entitled to injunctive relief, specific performance and/or any other appropriate equitable remedy, in addition to any other available legal remedies for any such breach, enforceable in a court of law.

(d)    Nothing in this Agreement (including but not limited to the contemplated release of claims, promise not to sue, acknowledgements, confidentiality, cooperation, non-disparagement, and return of property provisions in Section 2.1 of this Agreement and/or in Exhibit 1 and ): (i) limits or affects your right to challenge the validity of this Release under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act of 1990; (ii) prevents you from filing a charge or complaint with, providing documents or other information to, or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local government agency; (iii) prevents you from exercising your rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees; or (iv) limits or affects any right you may have to receive a payment from a government agency (and not the Company) for information provided to such agency.
(e)    Notwithstanding your confidentiality and non-disclosure obligations under this Agreement or otherwise, as provided in the Federal Defend Trade Secret Act, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public.

In addition, if prior to a Change in Control (i) your employment is terminated by the Employer for any reason (other than Just Cause or your death or Disability) or (ii) you terminate your employment following the occurrence of any event that would give rise to Good Reason, and you reasonably demonstrate that such termination or event giving rise to Good Reason, as the case may be, (a) occurred at the request of a Person who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (b) otherwise occurred in connection with, or in anticipation of, a Change in Control (whether or not a Change in Control actually occurs), then for all purposes of this Agreement the termination of your employment shall be deemed to have occurred immediately following a Change in Control. There shall be an irrebuttable presumption that (i) if your employment is terminated by the Employer for any reason (other than Just Cause or your death or Disability) within ninety (90) calendar days prior to the date of a Change in Control, or (ii) if you terminate your employment following the occurrence of an event that would give rise to Good Reason, which occurs within ninety (90) calendar days prior to the date of a Change in Control, your termination shall be deemed to be a Qualifying Termination. For purposes of subclause (a)(ii) above, to the extent permitted by Section 409A of the Code, you will still be considered to be an active employee if you are on sick leave, military leave or any other leave of absence approved by the Employer.
2.2    Amount of Severance Payment
(a)    If you become entitled to a Severance Payment under this Agreement, the Company shall pay to you a lump sum payment equal to { ALTERNATIVES: [two (2)] [three (3)] } times one year’s Annualized Compensation, plus an amount equal to your Annual Bonus, divided by 12, and multiplied by the number of whole months during the relevant bonus year in which you were employed for at least one day.
(b)    In the event that you become entitled to a Severance Payment under this Agreement, such Severance Payment shall be in lieu of payments and benefits under any other severance plan or arrangement, including, without limitation, the Kemper Corporation Employee General Severance Pay Plan.
2.3    Limitation on Payments
(a)    Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by you (including any payment or benefit received in connection with a Change in Control or the termination of your employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Sections 2.2 and 2.6 of this Agreement, being hereinafter referred to as “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (“Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total

Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Employer in its reasonable discretion in the following order: (A) reduction of any cash payment, excluding any cash payment with respect to the acceleration of equity awards, that is otherwise payable to you that is exempt from Section 409A of the Code, (B) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code and (C) reduction of any payment with respect to the acceleration of equity awards that is otherwise payable to you that is exempt from Section 409A of the Code.
(b)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Employer, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
2.4    No Duty of Mitigation
The Company acknowledges that it would be very difficult and generally impracticable to determine your ability to, or extent to which you may, mitigate any damages or injuries you may incur by reason of the Change in Control. The Company has taken this into account in entering into this Agreement and, accordingly, the Company acknowledges and agrees that you shall have no duty to mitigate any such damages and that you shall be entitled to receive your entire Severance Payment regardless of any income which you may receive from other sources following your termination after any Change in Control.
2.5    Time of Severance Payment
The Severance Payment to which you are entitled shall be paid to you, in cash and in full,
{ ALTERNATIVES:

FOR EXECUTIVES WITH SEVERANCE AGREEMENTS AS OF JUNE 30, 2016 (“GROUP A”):
[on or as soon as practicable following the first day of the seventh month following your Separation from Service,]
FOR EXECUTIVES FIRST RECEIVING SEVERANCE AGREEMENTS AFTER JULY 1, 2016 (“GROUP B”):
[within the sixty-day period following your Separation from Service,] }
provided that the Release Agreement has been executed and returned to the Employer and any applicable revocation period has expired. If you should die before all amounts payable to you have been paid, such unpaid amounts shall be paid to your beneficiary under this Agreement or, if you have not designated such a beneficiary in writing to the Company, to the personal representative(s) of your estate as soon as possible following your death (and without regard to the timing set out in the first sentence of this Section 2.5).
2.6    Life and Health Insurance Coverage
If you are entitled to receive a Severance Payment under Section 2.1, the Company shall also provide you with the following additional benefits:
(a)    Life insurance coverage for you and your dependents, for a period of { ALTERNATIVES: [two (2)] [three (3)] } years following your termination of employment, having a face amount at least equal to the greater of (i) the amount in effect for you (in your case) and/or your dependents (in the case of your dependents) immediately prior to the Change in Control, or (ii) the amount in effect for you (in your case) and/or your dependents (in the case of your dependents) immediately prior to the Date of Termination, such coverage to be provided under the same plan or plans under which you (in your case) or your dependents (in the case of your dependents) were covered immediately prior to the Change in Control (or Date of Termination, as applicable) or substantially similar plan(s) established by the Company or any of its Subsidiaries or Affiliates thereafter, and at no greater cost (“Active Employee Cost”) to you (in your case) or your dependents (in the case of your dependents) than was imposed pursuant to the plan(s) under which you (in your case) and/or your dependents (in the case of your dependents) were covered immediately prior to the Change in Control (or Date of Termination, as applicable), provided, however, that until the first day of the seventh month following your Separation from Service, you shall pay the entire cost of such coverage and shall be reimbursed by the Company for the difference between such payments and the Active Employee Cost on or as soon as possible following the first day of the seventh month following your Separation from Service. { ADDITIONAL WORDING ONLY FOR GROUP B: [Notwithstanding the foregoing, the requirement to pay the cost of life insurance, followed by reimbursement by the Company on the first day of the seventh month following your Separation from Service, shall only be applicable to the extent the Company determines that the provision of a taxable benefit under this Section 2.6(a) during the first six months following your Separation from Service is not exempt from

Code Section 409A by reason of the application of the short-term deferral exemption and/or the separation pay plan exemption, found in Treasury Regulation Section 1.409A-1(b)(4) and -1(b)(9)(iii), respectively.] }
(b)    You have the right to continue your health insurance coverage (including any dental coverage) for you and your dependents under the same plan or plans under which you were covered immediately prior to your termination of employment, upon your payment of the applicable premium (as defined by Code section 4980B(f)(4)) for such coverage (such continuation of health insurance coverage is referred to herein as “COBRA Coverage”). The Company shall pay you, in accordance with the timing specified in Section 2.5, as an addition to the lump sum payment called for under Section 2.2, an amount equal to the excess of (A) the amount payable as a monthly premium for COBRA Coverage (assuming you were to elect COBRA Coverage) over (B) the monthly amount paid by an active employee for the same coverage (both determined as of the date of your termination of employment), multiplied by { ALTERNATIVES: [twenty-four (24)] [thirty-six (36)] }. This payment represents generally the amount of the Company’s subsidy of employee group health for you while employed (as a component of your total, regular compensation), but the payment is an additional, taxable separation pay benefit, and is not linked to or conditioned on your election of COBRA continuation coverage.
2.7    Outplacement Services
If you are entitled to receive a Severance Payment under Section 2.1, the Company shall also provide you with a full range of outplacement services provided for up to fifty-two (52) weeks by a reputable organization chosen by the Company. These outplacement services will be paid for by the Company.
2.8    Withholding of Taxes
The Company or your Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes required by applicable law to be withheld.
2.9    No Setoff
The Company’s obligation to make Severance Payments to you pursuant to this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, but not limited to, any setoff, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries or Affiliates may have against you or others.
2.10    Benefits Under Other Plans
The benefits that you may be entitled to receive pursuant to Sections 2.6 and 2.7 of this Agreement are not intended to be duplicative of any similar benefits to which you may be entitled from the Company or any of its Subsidiaries or Affiliates under any other severance plan, agreement, policy or program maintained by the Company or any of its Subsidiaries or Affiliates. Accordingly, the benefits to which you are entitled under Sections 2.6 and 2.7 shall be reduced to take account of any other similar benefits to which you are entitled from the Company or any of its Subsidiaries or Affiliates.
ARTICLE III

OTHER RIGHTS AND BENEFITS NOT AFFECTED
3.1    Other Benefits
This Agreement does not provide a pension for you nor shall any payment hereunder be characterized as deferred compensation. Except as set forth in Sections 2.2(b) and 2.10, neither the provisions of this Agreement nor the Severance Payment and other amounts and benefits provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish your rights as an employee, whether existing now or hereafter, under any benefit, incentive, retirement, equity-based award, stock purchase plan or any employment agreement or other plan or arrangement not related to severance. Any such other amounts or benefits payable shall be included, as necessary, for making any of the calculations required under Section 2.3.
3.2    Employment Status
This Agreement does not constitute a contract of employment or impose on you any obligation to remain in the employ of the Employer, nor does it impose on the Company or any of its Subsidiaries or Affiliates any obligation to retain you in your present or any other position, or to change the status of your employment as an employee at will. Nothing in this Agreement shall in any way require the Company or any of its Subsidiaries or Affiliates to provide you with any severance benefits prior to a Change in Control (except that the foregoing shall not modify the second and third sentences of Section 2.1), nor shall this Agreement ever be construed in any way as establishing any policies or requirements of the Company or any of its Subsidiaries or Affiliates for the termination of your employment or the payment of severance benefits to you if your employment terminates prior to a Change in Control, nor shall anything in this Agreement in any way affect the right of the Company or any of its Subsidiaries or Affiliates in its absolute discretion to change prior to a Change in Control one or more benefit plans, including but not limited to pension plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans, and the like.
ARTICLE IV

SUCCESSOR TO COMPANY
The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Agreement, shall mean the Company as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.
ARTICLE V

LEGAL FEES AND EXPENSES
The Company shall pay as they become due { ADDITIONAL WORDING ONLY FOR GROUP A: [, but no sooner than the first day of the seventh month following your Separation from Service,] } all legal fees, costs of arbitration and other expenses incurred in good faith by you as a result of the Company’s refusal or failure to make the Severance Payment and/or other amounts and benefits to which you become entitled under this Agreement, as a result of the Company’s contesting the validity, enforceability or interpretation of this Agreement or of your right to benefits hereunder. A determination as to whether or not you have acted in good faith shall be determined by the arbitrator based on the facts and circumstances presented in the arbitration.

ARTICLE VI

ARBITRATION
In lieu of litigation, any dispute or controversy arising under or in connection with this Agreement not otherwise resolved through the claims procedure set forth in Section 7.12 shall be settled by arbitration, consistent with the arbitration agreement currently in effect by separate agreement with you and the Employer, as that may be modified from time to time. In the event such arbitration agreement is determined to be inapplicable or unenforceable hereunder or if no such arbitration agreement is then in effect, you agree to arbitrate any dispute related to this Agreement, that this Agreement provides sufficient consideration for that obligation, and that the following terms and conditions shall apply to any such arbitration hereunder: The arbitration shall be conducted before a panel of three arbitrators sitting in a location selected by you within fifty (50) miles from the location of your job with the Employer immediately prior to the Change in Control (determined without regard to any relocation thereof which would give rise to Good Reason), in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of your counsel, shall be borne, and paid as incurred, by the Company, { ADDITIONAL WORDING ONLY FOR GROUP A: [but not earlier than the first day of the seventh month following your Separation from Service,] } provided that the Company shall only be required to pay your fees and expenses if they are incurred in good faith. You shall be conclusively presumed to have acted in good faith unless and until the arbitrator makes a final determination to the contrary. Notwithstanding any provision of this Agreement to the contrary, you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Nothing in this Article VI limits the Company’s rights to enforce the terms and conditions of the covenant obligations set forth in Section 2.1 (b) and (c) in a court of law.

ARTICLE VII

MISCELLANEOUS
7.1    Applicable Law
To the extent not preempted by the laws of the United States and in the interest of interpreting this Agreement in a uniform manner with other similar agreements being entered into by the Company with other of its and its Subsidiaries’ and Affiliates’ employees regardless of the jurisdiction in which you are employed or any other factor, the laws of the State of Illinois shall be the controlling law in all matters relating to this Agreement, regardless of the choice-of-law rules of the State of Illinois or any other jurisdiction.
7.2    Construction
No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the affected provision of this Agreement shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.
7.3    Severability
If a provision of this Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Agreement and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
7.4    Headings
The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.
7.5    Termination Procedures
(a)    Notice of Termination. After a Change in Control and during the Term, any purported termination of your employment (other than by reason of death) shall be communicated by a written Notice of Termination from the Employer to you or by you to the Employer in accordance with Section 7.10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. Further, a Notice of Termination for Just Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the board of directors of the Employer at a meeting of such board of directors which was called and held for the purpose of considering such termination (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before such board of directors) finding that, in the good faith opinion of such board of directors, you were guilty of conduct set forth in clause (i) or (ii) of the definition of Just Cause herein, and specifying the particulars thereof in detail.
(b)    Date of Termination. “Date of Termination,” with respect to any purported termination of your employment after a Change in Control and during the Term, shall mean (i) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (ii) if your employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Just Cause) and, in the case of a termination by you, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
7.6    Assignability
Neither this Agreement nor any right or interest therein shall be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by you, your beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and you and shall be enforceable by them and your legal personal representatives.
7.7    Entire Agreement
This Agreement constitutes the entire agreement between the Company and you regarding the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, written or oral, between the Company and you with respect to the subject matter hereof.
7.8    Term
The term of this Agreement (“Term”) shall commence on the date set forth on page one and shall continue in effect through December 31 of this year; provided, however, that commencing on each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or you shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred. If you become entitled to Severance Payments hereunder, this Agreement shall continue and be effective until you (or the person(s) specified in Section 2.5) shall have received in full all Severance Payments and other benefits to which you are entitled under this Agreement, at which time this Agreement shall terminate for all purposes.

7.9    Amendment
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company. No waiver by the Company or you at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreement or representations, written or oral, express or implied, with respect to the subject matter hereof, have been made by either party which are not expressly set forth in this Agreement.
7.10    Notices
For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given upon delivery when personally delivered or sent by a recognized overnight courier service in writing, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company or the Employer shall be directed to the attention of the Board of Directors with a copy to the General Counsel of the Company. No objection to the method of delivery may be made if the written notice or other communication is actually received.
7.11    Administration
The Company has entered into agreements similar to this Agreement herein with other employees of the Company and its Subsidiaries and Affiliates. These agreements, taken together, constitute a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Administrator of such plan, within the meaning of Section 3(16) of ERISA, and the Named Fiduciary thereof, within the meaning of Section 402 of ERISA, is the Company.
7.12    Claims
If you believe you are entitled to a benefit under this Agreement, you may make a claim for such benefit by filing with the Company a written statement setting forth the amount and type of payment so claimed. The statement shall also set forth the facts supporting the claim. The claim may be filed by mailing or delivering it to the Secretary of the Company. Within ninety (90) calendar days after receipt of such a claim, the Company shall notify you in writing of its action on such claim and if such claim is not allowed in full, shall state the following in a manner calculated to be understood by you:
(a)    The specific reason or reasons for the denial;

(b)    Specific reference to pertinent provisions of this Agreement on which the denial is based;
(c)    A description of any additional material or information necessary for you to be entitled to the benefits that have been denied and an explanation of why such material or information is necessary; and
(d)    An explanation of this Agreement’s claim review procedure.
If you disagree with the action taken by the Company, you or your duly authorized representative may apply to the Company for a review of such action. Such application shall be made within sixty (60) calendar days after receipt by you of the notice of the Company’s action on your claim. The application for review shall be filed in the same manner as the claim for benefits. In connection with such review, you may inspect any documents or records pertinent to the matter and may submit issues and comments in writing to the Company. A decision by the Company shall be communicated to you within sixty (60) calendar days after receipt of the application (unless special circumstances require an extension of time, but in no event more than one hundred and twenty (120) days after such receipt). The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by you, and specific references to the pertinent provisions of this Agreement on which the decision is based.

7.13    Individual Severance Agreement
This Agreement constitutes an individual severance agreement for purposes of the Company’s Severance Plan (“Severance Plan”). Accordingly, you will not be eligible to receive any severance payments or other benefits under the Severance Plan if you are entitled to benefits under this Agreement.
{ ALTERNATIVES:
FOR GROUP A:
[7.14    409A Compliance
(a)    This Agreement shall be interpreted and administered in a manner so that all amounts and/or benefits payable or provided hereunder shall be paid or provided in a manner that is compliant with Code section 409A, including, specifically, the requirement to delay certain payments to you during the first six months following your Separation from Service, and to pay all amounts at a fixed time or on a fixed or permissible schedule in relationship to the date of your Separation from Service.
(b)    Notwithstanding anything in this Agreement to the contrary, to the extent that the requirements of Code section 409A apply to any amount or benefit that would otherwise be payable or distributable hereunder by reason of your termination of employment, such amount or benefit will not be payable or distributable to you by reason of such circumstance unless the circumstances giving rise to such termination of employment constitute a Separation from Service.
(c)    Notwithstanding anything in this Agreement to the contrary, if any amount or benefit is nonqualified deferred compensation for purposes of Code section 409A that would otherwise be payable or distributable under this Agreement by reason of your Separation from Service, then, subject to any permissible acceleration of payment by the Company under Treas. Reg. section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i)    If the payment or distribution is payable in a lump sum, your right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of your death or the first day of the seventh month following your Separation from Service; and
(ii)    If the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following your Separation from Service will be accumulated and your right to receive payment or distribution of such accumulated amount will be delayed until the earlier of your death or the first day of the seventh month following your Separation from Service, whereupon the accumulated amount will be paid or distributed to you on such date and the normal payment or distribution schedule for any remaining payments or distributions will resume.
(d)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are not exempt from Code section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any of your other taxable years, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code section 105(b) solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expenses was incurred.]
FOR GROUP B:
[7.14    409A Exemption
(a)    All cash payments and all taxable benefits provided for under this Agreement are intended to be exempt from Code Section 409A by reason of the short-term deferral exemption and/or the separation pay plan exemption, found in Treasury Regulation Section 1.409A-1(b)(4) and -1(b)(9)(iii), respectively, and shall be interpreted and administered to the maximum extent permissible so as to comply in all regards with the aforementioned exemptions.

(b)    In the event any portion of the cash payments and/or taxable benefits provided for under this Agreement are determined to be outside the scope of the regulatory exemptions referred to in the preceding paragraph, such payments and benefits shall be paid or provided following the time or schedule measured by reference to your Separation from Service, and shall not be paid or provided during the first six months following your Separation from Service (with payments otherwise payable during such period to be paid on the first day of the seventh month following your Separation from Service).] }

If this Agreement is acceptable to you, please sign the enclosed copy of this Agreement in the space provided below and return it to me.

Sincerely,
______________________________
[TYPED NAME]
{ ALTERNATIVES: [President and Chief Executive Officer] [Chairman of the Board] }

ACCEPTED AND AGREED TO:
By: ________________________________
[TYPED NAME]

EXHIBIT 1
GENERAL RELEASE AGREEMENT
This General Release Agreement (“Release Agreement”) is made between [NAME] (“Employee”) and [EMPLOYER NAME AT TIME OF SIGNATURE], for itself and on behalf of all of its affiliates (collectively, “Employer”), on the date last written below.
BACKGROUND
Employee is party to a letter agreement providing for severance and other benefits in connection with a change in control of Kemper Corporation, dated [DATE] (“Severance Agreement”), which provides that certain benefits will be provided subject to certain terms and conditions, including the execution of this General Release Agreement.
TERMS AND CONDITIONS
In consideration of their mutual promises and undertakings described in the Severance Agreement (incorporated herein by reference) and those described below, Employee and Employer agree as follows:
1.     Employment Responsibilities End. Employee’s employment by Employer {ALTERNATIVES: [shall end] [ended]} at the close of business on [DATE] (“Termination Date”). Employee no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Employer after the Termination Date. Employee agrees not to seek reinstatement, future employment, or other working relationship with the Employer or any of its affiliates. Employee acknowledges and represents: (a) Employee has reported to the Employer any and all work-related injuries incurred during employment; (b) the Employer properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (c) Employee had the opportunity to provide the Employer with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Employer or any Released Party (as defined below), and to report to the Employer any complaints, claims, or actions filed against the Employer or any Released Party, subject to the provisions of the second and third paragraphs of Section 4 below.
Employee further agrees that Employee has been paid all wages, benefits, and other compensation owed to Employee by Employer through the Termination Date, subject to the obligation of Employer for the payment of salary at Employee’s current base rate through the Termination Date and all paid time off (PTO), if any, that will be accrued but unpaid on the Termination Date. Any such accrued and unpaid PTO will be paid to Employee no later than the next regularly scheduled payday after the Termination Date. Employee agrees that Employee is not entitled to any additional or future compensation or benefits other than compensation and benefits provided under the Severance Agreement and/or compensation and benefits, if any, arising under the retirement, welfare benefits, bonus and equity compensation plans of Kemper Corporation to which Employee may be entitled by virtue of Employee’s employment with Employer, subject in

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all cases to the terms and conditions of the plans and agreements governing such compensation and benefits. Without limitation to the above, Employee acknowledges and agrees that Employee is not entitled to any severance pay pursuant to the Kemper Corporation Employee General Severance Pay Plan.
2.     Unemployment Claims. Employer expressly agrees that the release language in Section 4 below shall not prevent Employee from applying for unemployment benefits to which Employee may be entitled under applicable law.
3.     Confidentiality and Return of Property.
(a) Employee acknowledges that the covenant obligations in paragraph 2.1 (b) and (c) of the Severance Agreement survive his or her discharge and remain in full force and effect.
(b) Employee agrees to return to Employer all Employer credit cards, identification cards, access cards and keys to Employer’s properties or facilities that Employee may have in her possession. Employee shall return any and all Employer confidential files and all Employer confidential and proprietary information that Employee may have in his or her possession. Employee shall also return any and all of Employer’s property, including but not limited to, computer equipment, peripherals, printers, and company vehicles.
4.     Consideration to Employer - Release of Claims and Agreement Not to Sue. Except as stated below, Employee hereby forever releases, discharges and holds harmless Employer and its respective parent company, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, principals, employees, insurers, and agents (“the Released Parties”) from any claim or cause of action whatsoever which Employee either has or may have against Employer resulting from or arising out of or related to Employee’s employment by Employer, or the termination of that employment, including any claims or causes of action Employee has or may have pursuant to the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act of 1990 (“OWBPA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; the Illinois Human Rights Act; the Employer Retirement Income Security Act of 1974; and any other law or regulation of any local, state or federal jurisdiction.
This release does not apply to any claims or rights that may arise after the date that Employee signs this Release Agreement, or relate to the consideration for this Release Agreement, vested rights under the Employer’s employee benefit plans as applicable on the date Employee signs this Release Agreement, or any claims that the controlling law clearly states may not be released by private agreement. Furthermore, this release does not waive any rights Employee might have to indemnification as a corporate officer pursuant to Kemper Corporation’s certificate of incorporation and bylaws, applicable benefit plan documents, or by applicable statutory or common law.
Nothing in this Release Agreement (including but not limited to the release of claims, promise not to sue, Employee acknowledgements, confidentiality, cooperation, non-disparagement, and return of property provisions): (a) limits or affects Employee’s right to challenge the validity of this release under the ADEA or the OWBPA; (b) prevents Employee from filing a charge or

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complaint with, providing documents or other information to, or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local government agency;  or (c) prevents Employee from exercising his or her rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees, although by signing this Release Agreement Employee is waiving his or her right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by or on behalf of Employee, except for any right Employee may have to receive a payment from a government agency (and not the Employer) for information provided to such agency, or other waiver prohibited by applicable law.
Other than an arbitration action for breach of this Release Agreement, Employee expressly acknowledges that if Employee files any claim or lawsuit in a court or arbitration proceeding regarding any matter described in this Release Agreement, Employer may be entitled to recover from Employee some or all money paid under this Release Agreement, and if Employer prevails, Employee agrees to pay attorneys’ fees and costs incurred in defending against such action, to the extent permitted by law.
Notwithstanding Employee’s confidentiality and non-disclosure obligations under this Release Agreement or otherwise, as provided in the Federal Defend Trade Secret Act, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or to Employee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public.
5.     No Admission of Liability. Nothing in this Release Agreement shall be construed to be an admission of liability by Employer and its respective parent company, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, principals, employees, insurers, and agents for any alleged violation of any of Employee’s statutory rights or any common law duty imposed upon Employer.
6.     Adequate Consideration. Employee agrees that the consideration provided for in the Severance Agreement is above and beyond any amounts already owed to Employee and is adequate consideration for all promises and releases contained in this Release Agreement.
7.     Non-waiver. The waiver by either party of a breach of any provision of this Release Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Release Agreement.
8.     Notices. Any notices required or permitted to be given under this Release Agreement shall be deemed to have been duly given upon delivery when personally delivered or sent by a recognized overnight courier service in writing to Employee’s residence as last shown on Employer’s

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employment records, in the case of Employee, or to [EMPLOYER NAME AND CONTACT TITLE AND ADDRESS AT TIME OF SIGNATURE], in the case of Employer.
9.     Successors and Assigns. Except as otherwise provided in specific provisions above, this Release Agreement shall be binding upon and inure to the benefit of Employee, Employee’s spouse, Employee’s heirs, executors, administrators, designated beneficiaries and upon anyone claiming under Employee or Employee’s spouse, and shall be binding upon and inure to the benefit of Employer and its successors and assigns. Employee warrants and represents that, except as provided herein, no right, claim, cause of action or demand, or any part thereof, which Employee may have arising out of or in any way related to Employee’s employment with Employer, has been or will be assigned, granted or transferred in any way to any other person, entity, firm or corporation, in any manner, including by subrogation or by operation of marital property rights.
10.     Severability. If a court or other body of competent jurisdiction should determine that any term or provision of this Release Agreement is invalid or unenforceable, such term or provision shall be reformed rather than voided, if possible, in accordance with the purposes stated in this Release Agreement and with applicable law, and all other terms and provisions of this Release Agreement shall be deemed valid and enforceable to the extent possible.
11.     Oral Agreements; Applicable Law. The parties acknowledge that there are no oral agreements or understandings that conflict with, modify, supplement or supersede the terms and conditions of this Release Agreement. This Release Agreement shall be construed under the laws of the State of Illinois applicable to contracts entered into and to be performed in the State of Illinois.
12.     Representations and Warranties. By signing below, the Employee represents and warrants that Employee has been advised in writing to consult with an attorney before signing this Release Agreement, and Employee has had the opportunity to do so if desired. Employee acknowledges that this Release Agreement has been delivered to Employee on [DATE] and understands that Employee has up to twenty-one (21) days following such date to sign and return this Release Agreement to Employer. Employee agrees that any changes made to this Release Agreement do not restart the running of the 21-day period.
The Employee further acknowledges and understands that some portions of the payments and/or benefits described in the Severance Agreement and this Release Agreement, are the consideration to the Employee for waiving rights under the ADEA referenced in Section 4 and for Employee’s obligations described in Section 3.
Finally, Employee understands that Employee has the right within seven (7) days of the signing of this Release Agreement to revoke Employee’s waiver of rights to claim damages under the ADEA. If Employee does revoke that waiver within the seven (7) day period, the Release Agreement shall be null and void.
Any such revocation must be in writing and in delivered to Employer in compliance with the notice provisions of Section 8 no later than the seventh day after execution of this Release Agreement.

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13.     Employee Cooperation and Assistance. Employee agrees to cooperate fully with Employer in the defense or prosecution of any lawsuits, arbitrations, or any other types of proceedings, and in the preparation of any response to any examination or investigation by any government entity or agency, and with respect to any other claims or matters (all such lawsuits, arbitrations, proceedings, examinations, investigation, claims and matters being collectively referred to as “Proceedings”), arising out of or in any way related to the policies, practices, or conduct of Employer and its affiliates during the time Employee was employed by Employer, and shall testify fully and truthfully in connection therewith. In addition, Employee agrees that, upon reasonable notice, Employee will participate in such informal interviews by counsel for Employer as may be reasonably necessary to ascertain Employee’s knowledge concerning the facts relating to any such Proceedings, and to cooperate with such counsel in providing testimony whether through deposition or affidavit in any such Proceeding.
Employee agrees to immediately notify Employer if he or she is served with legal process to compel her to disclose any information related to either his or her employment with Employer or information regarding one or more of its affiliates, unless prohibited by law. Employee further agrees to immediately notify Employer if he or she is contacted regarding any legal claim or legal matter related to her employment with Employer, unless prohibited by applicable law.

Caution: This Release Agreement includes a release of certain specified rights. Employer hereby advises Employee to read it and to consult with an attorney prior to signing it.
TO EVIDENCE THEIR AGREEMENT, the parties have executed this document as of the date last written below.
[EMPLOYEE NAME]            [EMPLOYER NAME AT TIME OF EXECUTION]

By:
[OFFICER NAME]

Dated:                         Dated:

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ATTACHMENT A
Seven Day Right to Revocation
Acknowledgment Form

I, [EMPLOYEE NAME], hereby acknowledge that [EMPLOYER NAME AT TIME OF EXECUTION] tendered a General Release Agreement offer which I voluntarily agreed to accept on___________, 20___ a date at least seven days prior to today’s date.
I certify that seven calendar days have elapsed since my voluntary acceptance of this above-referenced offer (i.e. seven days have elapsed since the above date), and that I have voluntarily chosen not to revoke my acceptance of the above-referenced General Release Agreement.
Signed this ___ day of ________________, 20__

Employee Signature

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